EXHIBIT 99.1

QCR Holdings, Inc. Welcomes New Board Member and Announces a Cash Dividend of $0.06 Per Share

MOLINE, Ill., May 21, 2020 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced the election of four Class III directors on May 20, 2020 at the Company’s annual meeting of its stockholders.

Three of the directors, James M. Field, Timothy B. O’Reilly and Marie Z. Ziegler, were re-elected to three-year terms. Elizabeth “Libby” S. Jacobs, President of The Jacobs Group, LLC, a Des Moines-based consulting firm specializing in the energy and regulated utilities industries, was also elected as a new independent director to the Company.

“Libby is a proven leader with a diverse business, community relations and public policy background, and she brings a wealth of knowledge and perspective to our board,” said Larry Helling, CEO of QCR Holdings. “In addition to founding and running her own consultancy, we have great confidence that her counsel and expertise will prove tremendous assets for QCR Holdings.”

Ms. Jacobs currently serves on the board of Community State Bank, a wholly owned QCR Holding subsidiary based in Ankeny, Iowa that serves the Ankeny and Des Moines markets. She formerly served on the Iowa Utilities Board, including four years as Chair. Previously, she had a 20-year career with the Principal Financial Group, serving as Community Relations Director for the last 14 years with the company. In addition, Ms. Jacobs served seven terms in the Iowa House of Representatives, and was elected by her peers to serve seven years as Majority Whip. She also currently is Chair of the Mid-Iowa Health Foundation Board of Directors and serves on the Board of Directors of Goodwill Industries of Central Iowa and Taxpayers Association of Central Iowa.

Additionally, on May 19, 2020, the Company’s board of directors declared a cash dividend of $0.06 per share payable on July 8, 2020, to holders of common stock of the Company of record on June 19, 2020.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of March 31, 2020, the Company had approximately $5.2 billion in assets, $3.7 billion in loans and $4.2 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com